 LEASE AGREEMENT

This Lease Agreement (Lease) is entered into on this 30th day of December 2015, by and between Lynas Karpickij (Landlord) and Newmarkt Corp. (Tenant) further (Parties). Landlord makes available for lease an office, placed at Zalgirio g. 92, Vilnius 09300 Lithuania with the area of 37 square meters (Leased Premise). Landlord desires to lease the Leased Premise to Tenant, and Tenant desires to lease the Leased Premise from Landlord for the term, at the rental and upon the provisions set forth herein.

THEREFORE, in consideration of the mutual promises contained herein it is agreed:

Term: The Term of the Lease begins on the 1st day of June 2016, and ends on the 1st day of June 2017. Landlord shall use its best efforts to put Tenant in possession of the Leased Premise on the beginning of the Lease term. Tenant may renew the Lease for one extended term of one year or more.

Tenant shall exercise such renewal option, if at all, by providing written notice to Landlord not less than twenty (20) days prior to the expiration of the Initial Term. The renewal term shall be at the rental set forth below and otherwise upon the same covenants, conditions and provisions as contained in this Lease.

Rent: Tenant shall pay to Landlord during the preliminary Term rent of 2,160 Euro (€) per year, payable in installments of 180 Euro (€) per month. Each installment payment shall be due in advance on the 10th day of each calendar month during the Lease term to Landlord. The Tenant has the right to pay rent in US Dollars currency for the amount of 200 Dollars ($) per month and 2,400 Dollars ($) per year accordingly.

Prohibited Uses: Despite of missing, Tenant shall not use the Leased Premise for the purposes of storing, manufacturing or selling any explosives, flammables or other inherently dangerous substance, chemical, thing or device.

Repairs: During the Lease term, Tenant shall make, at Tenant's expenditure, all essential repairs to the Leased Premise. Repairs shall contain such items as routine repairs of floors, walls, ceilings, and other parts of the Leased Premise damaged or worn through normal occupancy, except for major mechanical systems or the roof, subject to the obligations of the Parties otherwise set forth in this Lease.

Alterations and Improvements: Tenant, at Tenant's expenditure, shall have the right, upon getting Landlord's permission, to alter, redecorate, and make additions, improvements and replacements of and to all or any part of the Leased Premise from time to time as Tenant may deem desirable, provided the same are made in a workmanlike manner and utilizing good quality materials. Tenant shall have the right to place and install personal property, trade fixtures, equipment and other temporary installations in and upon the Leased Premise, and fasten the same to the Premise. All personal property, equipment, machinery, trade fixtures and temporary installations, whether acquired by Tenant at the commencement of the Lease term or placed or installed on the Leased Premise by Tenant thereafter, shall remain Tenant's property free and clear of any claim by Landlord. Tenant shall have the right to remove the same at any time during the term of this Lease provided that Tenant shall repair, at Tenant's expense, all damage to the Leased Premise caused by such removal.

Utilities: Tenant shall pay all accuses for water,  gas, electricity, telephone and other services and utilities used by Tenant on the Leased Premise during the term of this Lease unless otherwise specifically agreed in writing by Landlord. In the event that any utility or service given to the Leased Premise is not unconnectedly metered, Landlord shall pay the amount due and separately invoice Tenant for Tenant's pro rata share of the charges. Tenant shall pay such all utility charges prior to the due date. Tenant acknowledges that the Leased Premise is designed to provide standard office use electrical facilities and standard office lighting.

Signs: Following Landlord's permission, Tenant shall have the right to place on the Leased Premise, at locations chosen by Tenant, any signs which are allowed by appropriate zoning ordinances and private limitations. Landlord may refuse consent to any proposed signage that is in Landlord's opinion too large, deceptive, unappealing or otherwise conflicting with or unsuitable to the Leased Premise or use of any other tenant. Landlord shall aid and cooperate with Tenant in obtaining any essential permission from governmental authorities or adjoining owners and occupants for Tenant to place or construct the foregoing signs. Tenant shall repair all damage to the Leased Premise resulting from the removal of signs installed by Tenant.

Waiver: No waiver of any default of Landlord or Tenant hereunder shall be indirect from any lapse to take any action on account of such default if such default is repeated, and no articulate waiver shall have an effect on any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. One or more waivers by Landlord or Tenant shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition.

Final Agreement: This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. Only a further writing that is duly executed by both Parties may modify this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Lease as of the day and year first above written.

Signature of Landlord: /s/ Lynas Karpisckij	Signature of Tenant: /s/ Denis Razvodovskij
Name of the Landlord: Lynas Karpisckij	Name of the Tenant: Newmarkt Corp. President Denis Razvodovskij